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LIQUIDMETAL
   TECHNOLOGIES
                                                                    News Release

FOR IMMEDIATE RELEASE
---------------------

CONTACT:  David Townsend
          (813) 314-0280
          david.townsend@liquidmetal.com

                 Liquidmetal(R) Technologies Reports Preliminary
     2003 Fourth Quarter Financial Highlights and 2004 First Quarter Outlook

            --Regularly Scheduled Conference Call Will Be Held Today
                        to Review Status of Operations--
       --Final 2003 Results to Be Issued With 10-K Filing in Late March--


         LAKE FOREST, CA, March 4, 2004--- Liquidmetal(R) Technologies, Inc. (NASDAQ: LQMT), the leading developer of amorphous alloys and industrial coatings, today announced preliminary unaudited financial and operating highlights for the fourth quarter of 2003 and outlook for the first quarter of 2004. Because of its previously announced restatement of revenues for certain prior periods and related financial review, the company said it will report full results for the 2003 fourth quarter and year in conjunction with the filing of its 2003 Annual Report on Form 10-K.

         "The restatement, as well as the significant consolidation and cost reduction measures undertaken by the company in the 2003 fourth quarter as part of our well-publicized transition to a new operating structure and focus, have made for an extraordinary and complex year-end closing process," said John Kang, Chairman and CEO. "On the one hand, results for the fourth quarter will be significantly impacted by charges associated with the sweeping changes to our organizational and operating structure announced in December as an outgrowth of our modified business strategy. On the other hand, these actions have launched us into 2004 with renewed momentum, a streamlined cost structure, and a sharpened focus on product and market opportunities that we believe will greatly enhance our revenue growth and progress toward profitability in the months ahead."

         Revenues for the 2003 fourth quarter are expected to approximate $3.3 million, Kang reported, a level maintained despite the company's decisions to eliminate various unprofitable products from its manufacturing mix during the quarter as part of its modified operating strategy. Revenue comparisons with prior year are not provided because fourth quarter 2002 revenues are included in the pending restatement.

         Fourth quarter operating expenses, before giving effect to charges related to corporate office consolidation, severance, impairments, and other one-time charges, were sharply lower than the $4.7 million in operating expenses in the preceding third quarter, although total fourth quarter operating expenses are expected to be significantly higher than third quarter operating expenses after taking into account these charges. Throughout the fourth quarter, the company continued to engage in extensive programs to reduce costs and streamline its operations through staff and manufacturing headcount reductions, consolidation of facilities--including the relocation of its headquarters--and more focused product development efforts.

         Charges associated with the company's year-end consolidation measures, and their impact on final gross profit and net results, will be reflected in the company's upcoming 10-K filing.

         The company entered 2004 clearly benefiting from the streamlining activities of the fourth quarter, Kang said. In particular, operating expenses are expected to achieve a quarterly run rate of approximately $2.6 million for the 2004 first quarter, a 45% reduction from the third quarter of 2003 and 69% below the operating expense of $8.5 million in first quarter last year. Revenues for the current 2004 first quarter are forecast to be in the range of $3.5 to $4.0 million and continue a positive trajectory throughout 2004.

         The company's branding efforts received a significant boost in the fourth quarter when the HEAD(R) Liquidmetal(R) line of tennis racquets launched in 2003 was recognized as among the Best Products of the Year by Fortune and BusinessWeek magazines. In addition, a new line of Liquidmetal(R) baseball and softball bats launched by Rawlings last fall was acknowledged as that company's best bat launch in history, prompting the recent signing of a new three-year exclusive product development agreement with the renowned sporting goods manufacturer. In February, luxury cell phone company

Vertu Limited unveiled its new Ascent Collection of mobile phones featuring Liquidmetal(R) alloys as an integral part of the exterior casing. Also in February, consumer electronics giant Samsung began production of its fifth cell phone model currently employing Liquidmetal alloy hinge housings for superior performance and durability in a critical-wear application.

         Efforts with hinge housing production have played a key role in stabilizing operations at the company's Pyongtaek, South Korea manufacturing plant, which has been impacted by production inefficiencies and high costs associated with launching a new manufacturing facility built around the company's unprecedented alloy technology, said Kang. By focusing production emphasis on a single product line and refining its manufacturing processes, the plant is achieving significant cost improvements through improved yields, higher mold life, and lower post-finishing costs. In addition, plant overhead has been sharply reduced as a result of personnel reductions completed in the fourth quarter, Kang said.

         In support of this marketing and operating progress, the company has also solidified its financial foundation. Yesterday (March 3), the company announced the finalization of a $10 million private placement of 6% convertible notes due 2007. In January, the company announced plans to place $5 to $7 million of notes. The offering was expanded to include greater-than-anticipated demand for participation in the transaction.

         "We are gratified with this show of confidence in the company's future prospects," said Kang. "Despite the challenges of 2003, including the formidable learning curve associated with launching a new manufacturing company based on a new technology, the one constant value driver of Liquidmetal Technologies is the unprecedented nature of our family of amorphous alloys and their potential to change the paradigm of materials manufacturing and product development."

         "With a new low cost operating structure, newly strengthened balance sheet, more focused manufacturing and marketing strategies, and the recent high-profile launch of products prominently bearing the Liquidmetal brand, we are clearly excited about our momentum and prospects entering 2004. Our team of marketing, manufacturing, scientific and financial professionals is poised to seek out and capitalize on opportunities for growth and profitability," Kang said.

         The restatement, which the company announced February 20, relates to sales of Liquidmetal alloying equipment to a former supplier and licensee with whom the company settled a contract dispute in January. Included in the restatement are $1.7 million of revenues from alloying equipment sales originally recorded in the third and fourth quarters of 2002 and $2.5 million from the sale of Liquidmetal die casting machines originally recorded in the first quarter of 2003. The company said the ongoing analysis and review expected to be completed later this month will determine the precise extent of the restatement's impact on previously reported results of operations and current forecasts. Details of the restatement will be reported in the company's 10-K filing.

         The company is conducting a conference call and webcast to review this announcement today at 2 p.m. PST/5 p.m. EST. John Kang, Chairman and Chief Executive Officer, will host the event. Interested parties are invited to access the conference call live via the Internet from Liquidmetal Technologies' web site at http://ir.liquidmetal.com or at www.companyboardroom.com. The dial-in number for investors participating in the operator-assisted call is toll-free 1-800-915-4836 or toll 1-973-317-5319 for international callers. Institutional investors may also access the call via CCBN's password-protected event management site, www.streetevents.com. A rebroadcast will be available after 4 p.m. PST/7 p.m. EST the day of the call on the company's website or at toll-free 1-800-428-6051 (1-973-709-2089 for international callers), access code 335991.


About Liquidmetal Technologies, Inc.
------------------------------------

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal(R) alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy's performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

This press release contains "forward-looking statements" that involve risks and uncertainties, including statements regarding our anticipated financial results for the fourth quarter of 2003, financial forecasts for the first quarter of 2004 and fiscal 2004, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties include: the ongoing audit committee investigation and any further adjustments that may be part of the restatement; our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer's products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.





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